Timken Posts Record 2011 Sales and Earnings; Projects Strong Outlook for 2012

- Full-year earnings reach $4.59 per share on $5.2 billion in sales

- Fourth-quarter earnings of $1.11 per share on $1.3 billion in sales

- Company projects higher earnings between $4.90-$5.20 on sales growth of 5 to 8 percent for 2012

CANTON, Ohio, Jan. 26, 2012 /PRNewswire-FirstCall/ -- The Timken Company (NYSE: TKR) today reported record sales of $5.2 billion for 2011, up 28 percent from the prior year on strong demand from diverse industrial markets. The increase primarily reflects growth from the energy, heavy truck, mining, rail and industrial distribution sectors, as well as favorable pricing, material surcharges and acquisitions.

(Logo: http://photos.prnewswire.com/prnh/20100210/TIMKENLOGO )

(Photo: http://photos.prnewswire.com/prnh/20110527/CL09382-a )

In 2011, the company generated $454.3 million in income from continuing operations, net of non-controlling interest, or $4.59 per diluted share, up 65 percent from $274.8 million, or $2.73 per diluted share, a year ago. Higher volume, favorable mix, surcharges and pricing drove the improvement, more than offsetting increased raw material and administrative costs.

"Our financial results tell the story of a transformed Timken Company," said James W. Griffith, Timken president and chief executive officer. "We've successfully repositioned the company, focusing our efforts on those industries and applications where we bring significant value and can make a difference in our customers' performance. As a result of this and our improved operating model, we have increased our earning power, serving Timken customers across a multitude of high-performance applications in industrial markets."

Among developments announced in 2011, Timken:

  Completed two acquisitions further diversifying its portfolio, including  Philadelphia Gear for $200 million in July and Drives for $92 million in October;
  Launched initiatives to further enhance productivity and serve growth in its Steel business, including a new $35 million in-line forge press at the company's Faircrest plant in Canton;
  Continued to expand bearing capacity, with approximately $50 million invested in 2011 to serve global growth in attractive industrial markets;
  Returned capital to shareholders, increasing quarterly dividends 11 percent to 20 cents per share, and repurchasing 1 million shares of company stock;
  Entered into an amended and restated $500 million unsecured senior credit facility that matures in May 2016;
  Contributed approximately $400 million to the company's pension and post-retirement benefit plans; and
  Began collaborating with The University of Akron to establish a new laboratory focused on surface-engineering technologies, and formed a new alliance with Stark State College to construct a large bearing test center in Canton.

Fourth-Quarter Results

For the fourth quarter ended Dec. 31, 2011, Timken reported sales of $1.3 billion, an increase of 18 percent from the same period in 2010. Growth across most of the company's end markets, higher surcharges, pricing and acquisitions contributed to the improvement. Acquisitions accounted for approximately one third of the growth.

The company earned $1.11 per diluted share from continuing operations net of non-controlling interest for the quarter, compared with $0.87 per share a year ago. The improvement reflects higher volume, favorable mix, acquisitions, surcharges and pricing, which more than offset increased raw material and administrative costs.

At year-end, total debt was $515.1 million, or 20.1 percent of capital, and the company had cash of $468.4 million, or $46.7 million of net debt. That compares with a net cash position of $363.4 million on Dec. 31, 2010. The company generated $211.7 million in net cash from operating activities in 2011, while using $69.6 million in free cash flow (net of capital expenditures and dividends). Excluding discretionary pension and VEBA trust contributions of $256 million after tax, free cash flow was $186.4 million, compared with $322 million the prior year. This decline reflects higher working capital and capital expenditures in 2011 to support the company's growth, as well as increased dividends. The company's available liquidity was approximately $1.3 billion at Dec. 31, 2011.

Mobile Industries Segment Results

Mobile Industries' 2011 sales were $1.8 billion, up 13 percent from $1.6 billion a year ago. Higher demand in the off-highway, rail and heavy-truck sectors drove most of the increase, along with favorable pricing and currency.

Mobile Industries achieved EBIT of $243.2 million, or 13.7 percent of sales, for the year, up 17 percent from $207.6 million, or 13.3 percent of sales, earned in 2010. Higher volume and pricing drove the increase, partially offset by higher raw material costs and administrative expense.

In the fourth quarter, Mobile Industries' sales were $419.6 million, up 8 percent from the prior year's fourth-quarter sales of $388.6 million. Higher demand in the off-highway and rail sectors drove most of the increase, along with acquisitions, favorable pricing and surcharges. Excluding acquisitions, fourth-quarter sales were up 5 percent in the segment.

The Mobile segment recorded fourth-quarter EBIT of $43.2 million, or 10.3 percent of sales, compared with $42.3 million, or 10.9 percent of sales in 2010, as strong demand was offset by higher raw material and administrative costs. In addition, fourth-quarter results in both years included approximately $6 million in costs associated with the closure of the company's plant in Sao Paulo, Brazil.

Process Industries Segment Results

Sales for the Process Industries segment were $1.2 billion in 2011, an increase of 38 percent from $903.4 million a year ago. Stronger distribution demand, acquisitions, growth in Asia, new-product sales and pricing accounted for the increase. Excluding acquisitions, sales were up 26 percent.

Process Industries generated $281.6 million, or 22.6 percent of sales, in EBIT for the year, up 111 percent from the prior year's EBIT of $133.6 million, or 14.8 percent of sales. Higher volume, acquisitions, pricing and favorable mix due to higher aftermarket sales contributed to the increase.

Process Industries' fourth-quarter sales grew to $322.4 million, compared with $250.7 million in the same period a year ago. The 29 percent increase reflects stronger demand from industrial distribution and acquisitions. Excluding acquisitions, fourth-quarter sales were up 9 percent.

Process Industries' fourth-quarter EBIT was $67.1 million, or 20.8 percent of sales, up 51 percent from $44.4 million, or 17.7 percent of sales, a year ago. Higher volume, acquisitions, favorable mix and manufacturing utilization contributed to the improvement.

Aerospace and Defense Segment Results

For the full year 2011, Aerospace and Defense ("Aerospace") sales were $324.1 million, down 4 percent from the same period a year ago. The decrease primarily reflects lower demand for defense-related products.

Aerospace EBIT was $7.6 million for the year, or 2.3 percent of sales, compared with 2010 EBIT of $16.7 million, or 4.9 percent of sales. The decline primarily reflects lower volume and unfavorable mix.

Aerospace sales in the fourth quarter were $79.7 million, compared with $82.5 million in 2010, primarily driven by lower demand for defense-related products.

Aerospace improved fourth-quarter EBIT to $3.6 million, or 4.5 percent of sales, from a prior-year loss of $3.8 million. The prior-year quarter included $7 million in inventory and warranty-related expenses.

Steel Segment Results

Sales for Steel, including inter-segment sales, were $2 billion in 2011, an increase of 44 percent from $1.4 billion in 2010. Demand from the energy and industrial sectors drove the improvement, as well as favorable pricing and an increase in raw-material surcharges of approximately $210 million.

The Steel segment posted $270.7 million in EBIT for the year, or 13.8 percent of sales, up 85 percent from $146.2 million, or 10.8 percent of sales, in 2010. The improvement reflects higher volume, surcharges, pricing and favorable mix led by the industrial and energy sectors, partially offset by higher material costs.

For the quarter, Steel segment sales were $468.4 million, up 23 percent from the fourth quarter of 2010. Strong demand from the energy sector, pricing and an increase in surcharges of approximately $35 million, drove sales higher.

EBIT for the fourth quarter was $71.5 million, or 15.3 percent of sales, compared with EBIT of $42 million, or 11.1 percent of sales, in 2010. Higher surcharges, improved pricing and mix were partially offset by increased raw-material costs.

Outlook

Timken expects sales growth of 5 to 8 percent in 2012, with:

  Mobile Industries sales relatively flat for the year, reflecting improved off-highway and rail demand, offset by reduced light-vehicle business;
  Process Industries sales up 8 to 13 percent, projecting increased demand from global industrial distribution, continued growth in Asia, the full-year impact from acquisitions and new-product sales;
  Aerospace and Defense sales up 10 to 15 percent, driven by increased demand in the defense and commercial aerospace sectors; and
  Steel sales up 5 to 10 percent, driven by demand in the energy and mobile on-highway sectors, as well as pricing.

Timken projects 2012 annual earnings in the range of $4.90 to $5.20 per diluted share, reflecting improved operating performance.

The company expects to generate approximately $515 million in cash from operations, which includes discretionary pension and VEBA trust contributions of approximately $150 million, net of tax. Free cash flow is expected to be $90 million after making capital expenditures of about $345 million and paying roughly $80 million in dividends. Excluding the discretionary pension and VEBA trust contributions, the company expects free cash flow of approximately $240 million in 2012.

Conference Call Information

The company will host a conference call for investors and analysts as follows:

Conference Call:	Tomorrow, Friday, January 27, 2012
11:00 a.m. Eastern Time
All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 17617484
Replay Dial-In through Friday, Feb 3, 2012:
855-859-2056 or 404-537-3406
Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and power transmission products and services that help machinery perform more efficiently and reliably. With sales of $5.2 billion in 2011 and approximately 21,000 people operating from locations in 30 countries, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the fourth quarter and full year of 2011; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; and fluctuations in customer demand. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2010, quarterly reports on Form 10-Q and current reports on Form 8K. The company undertakes no obligation to update or revise any forward-looking statement.

The Timken Company

Media Contact: Lorrie Paul Crum
Manager – Global Media and
Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone: (330) 471-3514
Mobile Phone: (330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and
Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in millions, except share data)	2011	2010	2011	2010
Net sales	$ 1,264.7	$ 1,070.7	$ 5,170.2	$ 4,055.5
Cost of products sold	922.1	805.1	3,800.5	3,033.8
Gross Profit	342.6	265.6	1,369.7	1,021.7
Selling, general & administrative expenses (SG&A)	167.1	149.8	626.2	563.8
Impairment and restructuring	5.9	12.3	14.4	21.7
Operating Income	169.6	103.5	729.1	436.2
Other (expense) income, net	(2.7)	4.5	(1.1)	3.8
Earnings Before Interest and Taxes (EBIT) (1)	166.9	108.0	728.0	440.0
Interest expense, net	(7.4)	(8.1)	(31.2)	(34.5)
Income From Continuing Operations Before Income Taxes Before Income Taxes	159.5	99.9	696.8	405.5
Provision for income taxes	51.2	13.3	240.2	136.0
Income From Continuing Operations	108.3	86.6	456.6	269.5
Income from discontinued operations, net of income taxes (2)	-	4.0	-	7.4
Net Income	108.3	90.6	456.6	276.9
Less: Net (Loss) Income Attributable to Noncontrolling Interest	(0.8)	0.3	2.3	2.1
Net Income Attributable to The Timken Company	$ 109.1	$ 90.3	$ 454.3	$ 274.8

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share - Continuing Operations	$ 1.12	$ 0.89	$ 4.65	$ 2.76
Basic Earnings Per Share - Discontinued Operations	-	0.04	-	0.07
Basic Earnings Per Share	$ 1.12	$ 0.93	$ 4.65	$ 2.83

Diluted Earnings Per Share - Continuing Operations	$ 1.11	$ 0.87	$ 4.59	$ 2.73
Diluted Earnings Per Share - Discontinued Operations	-	0.04	-	0.08
Diluted Earnings Per Share	$ 1.11	$ 0.91	$ 4.59	$ 2.81

Average Shares Outstanding	97,253,291	96,953,340	97,451,064	96,535,273
Average Shares Outstanding - assuming dilution	98,368,413	98,493,583	98,655,513	97,516,202

	BUSINESS SEGMENTS (unaudited)
		Three Months Ended December 31,		Twelve Months Ended December 31,
	(Dollars in millions, except share data)	2011	2010	2011	2010

	Mobile Industries Segment
	Net sales to external customers	$ 419.6	$ 388.3	$ 1,768.9	$ 1,560.3
	Intersegment sales	-	0.3	0.5	0.3
	Total net sales	$ 419.6	$ 388.6	$ 1,769.4	$ 1,560.6
	Earnings before interest and taxes (EBIT) (1)	$ 43.2	$ 42.3	$ 243.2	$ 207.6
	EBIT Margin (1)	10.3%	10.9%	13.7%	13.3%

	Process Industries Segment
	Net sales to external customers	$ 320.8	$ 249.4	$ 1,240.5	$ 900.0
	Intersegment sales	1.6	1.3	4.1	3.4
	Total net sales	$ 322.4	$ 250.7	$ 1,244.6	$ 903.4
	Earnings before interest and taxes (EBIT) (1)	$ 67.1	$ 44.4	$ 281.6	$ 133.6
	EBIT Margin (1)	20.8%	17.7%	22.6%	14.8%

	Aerospace and Defense Segment
	Net sales to external customers	$ 79.7	$ 82.5	$ 324.1	$ 338.3
	Earnings (Loss) before interest and taxes (EBIT) (1)	$ 3.6	$ (3.8)	$ 7.6	$ 16.7
	EBIT Margin (1)	4.5%	-4.6%	2.3%	4.9%

	Steel Segment
	Net sales to external customers	$ 444.6	$ 350.5	$ 1,836.7	$ 1,256.9
	Intersegment sales	23.8	29.3	119.8	102.6
	Total net sales	$ 468.4	$ 379.8	$ 1,956.5	$ 1,359.5
	Earnings before interest and taxes (EBIT) (1)	$ 71.5	$ 42.0	$ 270.7	$ 146.2
	EBIT Margin (1)	15.3%	11.1%	13.8%	10.8%

	Unallocated corporate expense	$ (19.5)	$ (17.6)	$ (75.4)	$ (67.4)
	Intersegment eliminations income (expense) (3)	$ 1.0	$ 0.7	$ 0.3	$ 3.3

	Consolidated
	Net sales to external customers	$ 1,264.7	$ 1,070.7	$ 5,170.2	$ 4,055.5
	Earnings before interest and taxes (EBIT) (1)	$ 166.9	$ 108.0	$ 728.0	$ 440.0
	EBIT Margin (1)	13.2%	10.1%	14.1%	10.8%

(1)

EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that EBIT and EBIT Margin are representative of the Company's performance and cash generation and therefore useful to investors.

(2)	Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(3)	Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of GAAP income from continuing operations before income taxes

This reconciliation is provided as additional relevant information about the company's performance.  Management believes consolidated earnings before interest and taxes (EBIT) are representative of the company's performance and therefore useful to investors.  Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to consolidated EBIT and EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
(Dollars in millions) (Unaudited)
Income from continuing operations before income taxes	$ 159.5	$ 99.9	$ 696.8	$ 405.5

Pre-tax reconciling items:
Interest expense	8.6	9.5	36.8	38.2
Interest income	(1.2)	(1.4)	(5.6)	(3.7)
Consolidated earnings before interest and taxes (EBIT)	$ 166.9	$ 108.0	$ 728.0	$ 440.0

Depreciation and Amortization	49.6	47.5	192.5	189.7
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$ 216.5	$ 155.5	$ 920.5	$ 629.7

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in millions) (Unaudited)			December 31, 2011	December 31, 2010
Short-term debt			$ 36.3	$ 32.0
Long-term debt			478.8	481.7
Total Debt			515.1	513.7
Less: Cash, cash equivalents and restricted cash			(468.4)	(877.1)
Net Debt (Cash)			$ 46.7	$ (363.4)

Shareholders' equity			$ 2,042.5	$ 1,941.8

Ratio of Total Debt to Capital			20.1%	20.9%
Ratio of Net Debt (Cash) to Capital (Leverage)			2.2%	(23.0%)

This reconciliation is provided as additional relevant information about The Timken Company's financial position.  Capital is defined as total debt plus total shareholders' equity.  Restricted cash is $3.6 million at December 31, 2011.

Management believes Net Debt (Cash) is an important measure of The Timken Company's financial position, due to the amount of cash and cash equivalents.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Free cash flow:	2011	2010	2011	2010
(Dollars in millions) (Unaudited)
Net cash provided by operating activities	$ 279.1	$ (0.7)	$ 211.7	$ 312.7
Less: capital expenditures	(99.3)	(54.6)	(205.3)	(115.8)
Less: cash dividends paid to shareholders	(19.4)	(17.5)	(76.0)	(51.3)
Free cash flow	$ 160.4	$ (72.8)	$ (69.6)	$ 145.6
Plus: discretionary pension and postretirement benefit
contributions, net of the tax benefit (4)	-	103.7	256.0	176.4
Free cash flow with discretionary contributions added back	$ 160.4	$ 30.9	$ 186.4	$ 322.0

Management believes that free cash flow and free cash flow with discretionary pension and postretirement contributions added back are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(4)

There were no discretionary pension and postretirement benefit contributions for the fourth quarter of 2011.  The discretionary pension and postretirement benefit contributions for the full year 2011 were $401.4 million, before the tax benefit of $145.4 million.  The discretionary pension and postretirement benefit contributions for the fourth quarter of 2010 were $154.2 million, before the tax benefit of $50.5 million.  The discretionary pension and postretirement benefit contributions for the full year 2010 were $269.2 million, before the tax benefit of $92.8 million.

CONDENSED CONSOLIDATED BALANCE SHEET	December 31, 2011	December 31, 2010
(Dollars in millions) (Unaudited)

ASSETS
Cash and cash equivalents	$ 464.8	$ 877.1
Accounts receivable	645.5	516.6
Inventories, net	964.4	828.5
Other current assets	217.6	177.0
Total Current Assets	2,292.3	2,399.2
Property, Plant and Equipment - Net	1,308.9	1,267.7
Goodwill	307.2	224.4
Other assets	443.7	289.1
Total Assets	$ 4,352.1	$ 4,180.4

LIABILITIES
Accounts payable	$ 287.3	$ 263.5
Short-term debt	36.3	32.0
Income taxes	73.3	14.7
Accrued expenses	447.7	400.8
Total Current Liabilities	844.6	711.0

Long-term debt	478.8	481.7
Accrued pension cost	491.0	394.5
Accrued postretirement benefits cost	395.9	531.2
Other non-current liabilities	99.3	120.2
Total Liabilities	2,309.6	2,238.6

EQUITY
The Timken Company shareholders' equity	2,028.3	1,925.0
Noncontrolling Interest	14.2	16.8
Total Equity	2,042.5	1,941.8
Total Liabilities and Equity	$ 4,352.1	$ 4,180.4

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$ 109.1	$ 90.3	$ 454.3	$ 274.8
Loss (Income) from discontinued operations	-	(4.0)	-	(7.4)
Net income attributable to noncontrolling interest	(0.8)	0.3	2.3	2.1
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Depreciation and amortization	49.6	47.5	192.5	189.7
Impairment charges	-	2.7	3.3	4.7
Pension and other postretirement expense	19.1	24.1	74.9	93.1
Pension and other postretirement benefit contributions and payments	(10.8)	(172.6)	(456.0)	(337.0)
Changes in operating assets and liabilities:
Accounts receivable	76.3	36.1	(111.6)	(104.8)
Inventories	(3.4)	(54.8)	(125.6)	(150.0)
Accounts payable	(24.4)	5.0	14.9	105.4
Accrued expenses	31.4	22.5	29.1	68.3
Income taxes	32.4	9.2	133.7	156.0
Other - net	0.6	(11.0)	(0.1)	10.4
Net Cash Provided (Used) by Operating Activities - Continuing Operations	279.1	(4.7)	211.7	305.3
Net Cash Provided (Used) by Operating Activities - Discontinued Operations	-	4.0	-	7.4
Net Cash Provided (Used) By Operating Activities	279.1	(0.7)	211.7	312.7

INVESTING ACTIVITIES
Capital expenditures	(99.3)	(54.6)	(205.3)	(115.8)
Acquisitions	(93.2)	(6.5)	(292.1)	(22.6)
Investments - net	1.2	15.0	(22.7)	(15.0)
Divestitures	-	-	4.8	-
Other	0.8	0.4	7.3	0.5
Net Cash Used by Investing Activities	(190.5)	(45.7)	(508.0)	(152.9)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(19.4)	(17.5)	(76.0)	(51.3)
Purchase of treasury shares, net	-	-	(43.8)	(29.2)
Net proceeds from common share activity	0.4	20.9	23.8	50.4
Net proceeds from credit facilities	3.6	20.1	1.6	0.7
Other	(5.1)	-	(12.2)	(3.5)
Net Cash (Used) Provided by Financing Activities	(20.5)	23.5	(106.6)	(32.9)
Effect of exchange rate changes on cash	(6.2)	0.2	(9.4)	(5.3)
(Decrease) Increase In Cash and Cash Equivalents	61.9	(22.7)	(412.3)	121.6
Cash and cash equivalents at beginning of period	402.9	899.8	877.1	755.5
Cash and Cash Equivalents at End of Period	$ 464.8	$ 877.1	$ 464.8	$ 877.1